EMPLOYMENT AGREEMENT


     EMPLOYMENT AGREEMENT, dated as of July 1, 2003, by and between The Hain Celestial Group, Inc., a Delaware corporation (the "Company"), and Irwin D. Simon ("Executive").

                              W I T N E S S E T H:

     WHEREAS, the Company desires that Executive continue to serve as President and Chief Executive Officer of the Company and Executive is willing to continue to serve;

     WHEREAS, the Compensation Committee of the Company's Board of Directors and the Company's Board of Directors, at meetings duly called and held, have each authorized and approved the execution and delivery of this Agreement by the Company; and

     WHEREAS, the Company and Executive wish to enter into an agreement embodying the terms of his employment as President and Chief Executive Officer (the "Agreement").

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Executive hereby agree as follows:

     1. Employment. Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to continue to employ Executive and Executive hereby agrees to continue his employment by the Company until the fourth anniversary of the date set forth above (the "Term"). The period during which Executive is employed pursuant to this Agreement shall be referred to as the "Employment Period."

     2. Position, Duties and Location. During the Employment Period, Executive shall serve as President and Chief Executive Officer of the Company and shall be nominated for election, and if so elected shall continue to serve, as a member of the Board of Directors of the Company and, unless the Company and Executive shall jointly determine otherwise, Chairman of the Board of Directors of the Company (the "Board"). In addition, Executive shall serve in such other position or positions with the Company and its subsidiaries commensurate with his position and experience as the Board shall from time to time specify. During the Employment Period, Executive shall have the duties, responsibilities and obligations customarily assigned to individuals serving as the president and chief executive officer of comparable companies, and such other duties, responsibilities and obligations consistent with such positions as the Board shall from time to time specify. During the Employment Period, the Executive will be the most senior executive to report to the Board. Executive shall devote his full business time to the services required of him hereunder, except for vacation time and reasonable periods of absence due to sickness, personal injury or other disability, and shall use commercially reasonable efforts to perform such services in a manner consonant with the duties of his position and to improve and advance the business and interests of the Company and its subsidiaries. Nothing contained in this Section 2 shall preclude Executive from (i) serving on the board of directors of any business corporation, unless such service would be contrary to applicable law,
(ii) serving on the board of directors of, or working for, any charitable or community organization or (iii)pursuing his personal financial and legal affairs, so long as such activities, individually or collectively, do not interfere with the performance of Executive's duties hereunder or violate any of the provisions of Section 6 hereof. Executive's place of employment shall be at the Company's principal executive office in Melville, New York.
     3. Compensation.

     (a) Base Salary. The Company shall pay Executive a base salary for each of the Company's fiscal years during the Employment Period at the following annual rates:

    For the Fiscal Year Ending                                Amount
    June 30, 2004                                         $      810,000
    June 30, 2005                                         $      875,000
    June 30, 2006                                         $      950,000
    June 30, 2007                                         $    1,050,000

     The Board (or the appropriate committee of the Board) shall annually review Executive's base salary in light of competitive practices, the base salaries paid to other executive officers of the Company and the performance of Executive and the Company, and may, in its discretion, increase such base salary by any additional amount it determines to be appropriate; provided, however, any such increase shall not reduce or limit any other obligation of the Company hereunder. Executive's base salary (as set forth or as may be increased from time to time) shall not be reduced. Executive's annual base salary payable hereunder, as it may be increased from time to time is referred to herein as "Base Salary." The Company shall pay Executive his Base Salary in accordance with the normal payroll practices of the Company for its executive officers.

     (b) Annual Bonus. For each fiscal year of the Company ending during the Employment Period, Executive shall be eligible to receive an annual bonus, based on the Executive's and the Company's performance during such fiscal year, equal to up to 150% of his Base Salary, payable in the form of cash or otherwise, as may be determined as set forth below to be commensurate with the Company's and/or Executive's performance.

     (1) Fiscal 2004. For the fiscal year ending June 30, 2004, Executive's annual bonus shall be determined by the Compensation Committee of the Board (the "Compensation Committee") based on the following components:

          I.       Revenue Target

          Percentage of Annual Bonus:  25%

          II.      Net Income Target

          Percentage of Annual Bonus:  35%

          III.     Special Accomplishments Target (Acquisitions, New Ventures)

          Percentage of Annual Bonus:  25%

          IV.      Leadership/Organization Target

          Percentage of Annual Bonus:  15%

     (2) Subsequent Fiscal Years. For each subsequent fiscal year during the term of this Agreement, Executive and the Compensation Committee shall establish performance objectives based on a set of performance criteria, to be determined annually by the Compensation Committee in consultation with Executive, and to be similar to those established for the Company's fiscal year ending June 30, 2004. Each component of the performance criteria will include a performance objective and a weighting for such objective as a component of Mr. Simon's overall annual bonus.

     In addition, the Compensation Committee shall be authorized to provide for discretionary bonuses to Mr. Simon during any fiscal year for extraordinary corporate events.

     Notwithstanding the foregoing, in the case that the Company enters into any acquisition or other business transactions during the Employment Period with the prior approval of the Board that, in the Executive's reasonable judgment, materially affects the Executive's ability to achieve the foregoing performance objectives, the Executive may request that the Compensation Committee review his performance objectives. Following such review, the Compensation Committee may make any appropriate modifications to the Executive's performance objectives that it deems necessary to cause such performance objectives to remain consistent with those contemplated in this Section 3(b).

     (c) Options.

     (i) Effective May 13, 2003, Executive shall be granted options exercisable for 300,000 shares of the Company's common stock at an exercise price of the market price on the effective date of grant under the Company's 2002 Stock Incentive and Award Plan or any substantially similar plan adopted by the Company from time to time (the "Plan"). The date of grant shall be determined by the Executive and the Board and the options will vest immediately.

     (ii) On July 1 of each fiscal year during the Employment Period (other than the fiscal year ending June 30, 2004 and commencing July 1, 2004) in which the Executive continues to by employed by the Company under the terms of this Agreement, Executive shall be granted options exercisable for 300,000 shares of the Company's common stock at an exercise price of the market price at the date of grant under the Plan. The date of grant shall be determined by the Executive and the Board and the options will vest immediately.

     (d) Restricted Stock.

     In January 2004, but in no event prior to the Annual Meeting of Shareholders to be held subsequent to the conclusion of the Company's fiscal year ended June 30, 2003, Executive shall receive an award of 150,000 shares of restricted stock (the "Restricted Shares") under the Plan. Subject to Section 5, such restricted stock shall vest equally over the period from the date of award to the conclusion of the Employment Period. The Compensation Committee may review the overall amount of restricted stock annually when performance objectives are determined.

     The Company agrees to keep the requisite number of options available for grant under the Plan to Executive.

     4. Benefits, Perquisites and Expenses.

     (a) Benefits. During the Employment Period, Executive shall be eligible to participate in (i) each welfare benefit plan sponsored or maintained by the Company, including, without limitation, each group life, hospitalization, medical, dental, health, accident or disability insurance or similar plan or program of the Company, and (ii) each pension, retirement, deferred compensation, savings or employee stock purchase plan sponsored or maintained by the Company, and (iii) to the extent of any awards made from time to time by the Board committee administering the plan, each stock option, restricted stock, stock bonus or similar equity-based compensation plan sponsored or maintained by the Company, in each case, whether now existing or established hereafter, to the extent that Executive is eligible to participate in any such plan under the generally applicable provisions thereof.

Nothing in this Section 4(a) shall limit the Company's right to amend or terminate any such plan in accordance with the procedures set forth therein.

     (b) Perquisites. During the Employment Period, Executive shall be entitled to at least four weeks' paid vacation annually, shall be entitled to observe all Jewish holidays and shall also be entitled to receive such perquisites as are generally provided to other senior executive officers of the Company in accordance with the then current policies and practices of the Company. Executive's unused vacation days may not be accumulated and carried forward to following years, but at the end of each calendar year Executive shall be paid in cash for all unused vacation days. In addition, during the Employment Period, Executive shall receive:

     (1) the use of a Company-owned automobile acceptable to Executive, including, at Executive's request, the services of a driver at the Company's expense, and the Company shall pay insurance premiums in respect of the automobile with liability limits not less than $1 million/$3 million;

     (2) supplemental executive medical insurance for reimbursement up to $20,000; and

     (3) life insurance policy for the benefit of Mr. Simon's wife and/or children. Amounts payable under such policy should be equal to Mr. Simon's salary and bonus for fiscal 2003 and thereafter on the basis of a two year average (See Section 3) (but in no event less than $1,500,000).

     (c) Business Expenses. During the Employment Period, the Company shall pay or reimburse Executive for all reasonable expenses incurred or paid by Executive in the performance of Executive's duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may require and in accordance with the generally applicable policies and procedures of the Company.

     (d) Indemnification. During the Employment Period, the Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive's performance as an officer, director or employee of the Company or any of its subsidiaries or in any other capacity, including any fiduciary capacity, in which Executive serves at the request of the Company to the maximum extent permitted by applicable law and the Company's Amended and Restated Certificate of Incorporation and By-Laws.

     5. Termination of Employment.

     (a) Early Termination of the Employment Period. Notwithstanding Section 1, the Employment Period shall end upon the earliest to occur of (1) a termination of Executive's employment on account of Executive's death, (2) a termination due to Executive's Disability, (3) Termination for Cause, (4) a Termination Without Cause, (5) a Termination for Good Reason or (6) Termination Not for Good Reason.

     (b) Benefits Payable Upon Early Termination; Change of Control; Non-Renewal. (1) Following the end of the Employment Period pursuant to
Section 5(a), (2) following a Change of Control of the Company after which the Executive remains employed by the Company or its successor under the terms of this Agreement, or (3) in the event this Agreement is not renewed upon or prior to its expiration on equal or more favorable terms (a "Non-Renewal"), Executive (or, in the event of his death, his surviving spouse, if any, or his estate) shall be paid the type or types of compensation, without duplication, determined to be payable in accordance with the following table at the times established pursuant to Section 5(c):
                                                    Additional    Severance
                  Earned Salary    Vested Benefits   Benefits      Benefits

Termination due     Payable           Payable         Payable       Not payable
to death

Termination due     Payable           Payable         Payable       Not payable
to Disability

Termination for     Payable           Payable         Not payable   Not payable
Cause

Termination for     Payable           Payable         Payable       Payable
Good Reason

Termination         Payable           Payable         Payable       Payable
Without Cause

Termination Not     Payable           Payable         Not payable   Not payable
for Good Reason

Change of Control   Not payable       Not payable     Not payable   Payable
of the Company
(without Termina-
tion)
Non-Renewal         Payable           Payable         Payable       Not Payable

     (c) Timing of Payments. Earned Salary shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 10 days, following the end of the Employment Period. Vested Benefits shall be payable in accordance with the terms of the plan, policy, practice, program, contract or agreement under which such benefits have been awarded or accrued. Additional Benefits shall be provided or made available at the times specified below as to each such Additional Benefit. Unless otherwise specified, Severance Benefits shall be paid in a single lump sum cash payment as soon as practicable, but in no event later than 10 days after the Executive's termination.

     (d) Definitions. For purposes of Sections 5 and 6, capitalized terms have the following meanings:

                  "Additional Benefits" means, the benefits described below:

     (i) All of the Executive's benefits accrued under the employee option, pension, retirement, savings and deferred compensation plans of the Company shall become vested in full (including, but not limited to, any options granted in accordance with Section 3(c) or the Restricted Shares awarded under Section 3(d)); provided, however, that to the extent such accelerated vesting of benefits cannot be provided under one or more of such plans consistent with applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), such benefits shall be paid to the Executive in a lump sum within 10 days after termination of employment outside the applicable plan;

     (ii) Executive (and, to the extent applicable, his dependents) will be entitled to continue participation in all of the Company's medical, dental and vision care plans (the "Health Benefit Plans"), until the third anniversary of Executive's termination of employment (second anniversary in the case of termination due to death); provided that Executive's participation in the Company's Health Benefit Plans shall cease on any earlier date that Executive becomes eligible for comparable benefits from a subsequent employer. Executive's participation in the Health Benefit Plans will be on the same terms and conditions (including, without limitation, any contributions that would have been required from Executive) that would have applied had Executive continued to be employed by the Company. To the extent any such benefits cannot be provided under the terms of the applicable plan, policy or program, the Company shall provide a comparable benefit under another plan or from the Company's general assets; and

     (iii) An amount equal to (A) three times (two times in the case of termination due to death) Base Salary in effect on the date of termination, plus
(B) three times (two times in the case of termination due to death) the average annual bonus paid to the Executive over two immediately preceding fiscal years, including any annual bonus paid pursuant to Section 3(b), plus (c), except in the case of Non-Renewal, the Executive's accrued annual bonus through the date of termination, determined in accordance with clause (B) above.

     "Black-Scholes Value" means the value of options to purchase the Company's common stock for which such value is to be determined under this Agreement, as calculated by the Accountants (as defined in Section 5(f)) or any other compensation consultant mutually agreeable to the parties (the "Compensation Consultant") using the Black-Scholes method of valuation in determining such valuation, the Compensation Consultant in its good faith discretion shall be responsible for designating commercially reasonable and customary parameters for the Black-Scholes method, which shall be outlined to Executive in writing upon the determination of the Black-Scholes Value for purposes of making a payment under the Agreement.

     "Change of Control of the Company" means and shall be deemed to have occurred if:

     (i) any person (within the meaning of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Voting Securities representing 50 percent or more of the total voting power of all the then-outstanding Voting Securities; or

     (ii) the individuals who, as of the date hereof, constitute the Board, together with those who first become directors subsequent to such date and whose recommendation, election or nomination for election to the Board was approved by a vote of at least a majority of the directors then still in office who either were directors as of the date hereof or whose recommendation, election or nomination for election was previously so approved (the "Continuing Directors"), cease for any reason to constitute a majority of the members of the Board; or

     (iii) the stockholders of the Company approve a merger, consolidation, recapitalization or reorganization of the Company or a subsidiary, reverse split of any class of Voting Securities, or an acquisition of securities or assets by the Company or a subsidiary, or consummation of any such transaction if stockholder approval is not obtained, other than any such transaction in which the holders of outstanding Voting Securities immediately prior to the transaction receive (or, in the case of a transaction involving a subsidiary and not the Company, retain), with respect to such Voting Securities, voting securities of the surviving or transferee entity representing more than 60 percent of the total voting power outstanding immediately after such transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or

     (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

     "Disability" means long-term disability within the meaning of the Company's long-term disability plan or program.

     "Earned Salary" means any Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the Employment Period ends pursuant to Section 5(a) hereof.

     "Severance Benefit" means an amount equal to the greater of (i) the Black-Scholes Value, determined as of the most recent option grant date to Executive under this Agreement or (ii) the Black-Scholes Value, determined as of the date that causes the Severance Benefit to become payable under this Agreement, of all options for the Company's common stock contemplated but not yet granted under Section 3(c). In addition, in the event the Executive's employment is terminated hereunder, all of the shares of common stock issuable upon the exercise of options are not eligible for resale by Executive within 90 days following the date of the event giving rise to the payment of these Severance Benefits either under Rule 144 or pursuant to an effective registration statement, and following written request by the Executive, the Company fails to file and cause to have become effective within 90 days of such notice a registration statement relating to such resale and to keep such registration statement effective for a period of 90 days thereafter, Executive may, at his option, exchange such options for an amount equal to the Black-Scholes Value thereof computed in accordance with the preceding sentence.

     "Termination for Cause" means a termination of Executive's employment by the Company due to (i) Executive's conviction of a felony or a crime involving moral turpitude, or (ii) Executive's willful and continued failure to perform the material duties of his position, which failure continues for a period of 30 days after Executive's receipt of written notice from the Company specifying the exact details of such alleged failure and which has had (or is expected to have) a material adverse effect on the business of the Company or its subsidiaries.

     "Termination for Good Reason" means a termination of Executive's employment by Executive following (i) a diminution in Executive's positions, duties and responsibilities from those described in Section 2 hereof, (ii) the removal of Executive from, or the failure to re-elect Executive as Chairman of the Board of the Company or as Chief Executive Officer of the Company, (iii) a reduction in Executive's annual Base Salary, (iv) a material breach by the Company of any other provision of this Agreement or (vii) a Change in Control of the Company.

     "Termination Not For Good Reason" means any termination of Executive's employment by Executive other than Termination for Good Reason or a termination due to Executive's Disability or death.

     "Termination Without Cause" means any termination of Executive's employment by the Company other than a Termination for Cause or a termination due to Executive's Disability.

     "Vested Benefits" means amounts which are vested or which Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its subsidiaries, at or subsequent to the date of his termination without regard to the performance by Executive of further services or the resolution of a contingency.

     "Voting Securities or Security" means any securities of the Company which carry the right to vote generally in the election of directors.

     (e) Full Discharge of Obligations. Except as expressly provided in the last sentence of this Section 5(e), the amounts payable to Executive pursuant to this
Section 5 and Section 7(d) following termination of his employment (including amounts payable with respect to Vested Benefits) shall be in full and complete satisfaction of Executive's rights under this Agreement. Except as otherwise set forth in Section 6, after the effective date of a termination of employment for any reason, Executive shall have no further obligations or liabilities to the Company. Nothing in this Section 5(e) shall be construed to release the Company from its commitment to indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action as described in Section 4(d).

     (f) Excise Tax Gross-Up.

     (i) Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment, distribution or benefit provided (including, without limitation, the acceleration of any payment, distribution or benefit and the acceleration of exercisability of any stock option) to Executive or for his benefit (whether paid or payable or distributed or distributable) pursuant to the terms of this Agreement or otherwise (a "Payment") would be subject, in whole or in part, to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the Executive shall be entitled to receive from the Company an additional payment (the "Gross-Up Payment") in an amount such that the net amount of the Payment and the Gross-Up Payment retained by Executive after the calculation and deduction of all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the Payment and all federal, state and local income tax, employment tax and Excise Tax (including any interest or penalties imposed with respect to such taxes) on the Gross-Up Payment provided for in this Section 5(f) and taking into account any lost or reduced tax deductions on account of the Gross-Up Payment, shall be equal to the Payment.

     (ii) All determinations required to be made under this Section 5(f), including whether and when the Gross-Up Payment is required and the amount of such Gross-Up Payment, and the assumptions to be used in arriving at such determinations shall be made by the Accountants (as defined below) which shall provide Executive and the Company with detailed supporting calculations with respect to such Gross-Up Payment within ten (10) days after termination of Executive's employment or such other event which results in a Payment which could necessitate a Gross-Up Payment. For purposes of this Agreement, the "Accountants" shall mean Ernst & Young LLP or successor firm providing its services to the Company in connection with its annual audit. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay Federal income taxes at the applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made and to pay any applicable state and local income taxes at the applicable marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the reduction in federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined with regard to limitations on deductions based upon the amount of Executive's adjusted gross income). To the extent practicable, any Gross-Up Payment with respect to any Payment shall be paid by the Company at the time Executive is entitled to receive the Payment and in no event shall any Gross-Up Payment be paid later than 10 days after the receipt by Executive of the Accountants' determination. Any determination by the Accountants shall be binding upon the Company and Executive, including for purposes of withholding on amounts payable under this Agreement. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that the Gross-Up Payment made will have been an amount that is greater or less than the Company should have paid pursuant to this Section 5(f) (an "Overpayment" or "Underpayment," respectively). In the event that the Gross-Up Payment is determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount initially determined by the Accountants, Executive shall promptly repay the Overpayment to the Company; provided, however, that in the event any portion of the Gross-Up Payment to be repaid to the Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to Executive. In the event that the Company exhausts its remedies pursuant to Section 5(f)(iii) and Executive is required to make a payment of any Excise Tax, the Underpayment shall be promptly paid by the Company to or for Executive's benefit.

     (iii) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes, interest and/or penalties with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

     (A) give the Company any information reasonably requested by the Company relating to such claim;

     (B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

     (C) cooperate with the Company in good faith in order to effectively contest such claim; and

     (D) permit the Company to participate in any proceedings relating to such claims;

     provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify Executive for and hold Executive harmless from, on an after-tax basis, any Excise Tax, income tax or employment tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of all related costs and expenses. Without limiting the foregoing provisions of this Section 5(f), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine. The Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     6. Noncompetition and Confidentiality. In consideration of the salary and benefits to be provided by the Company hereunder, including particularly the severance arrangements set forth herein, Executive agrees to the following provisions of this Section 6.

     (a) Noncompetition. During the Employment Period and during the greater of
(i) three years following any termination of Executive's employment, or (ii) any period thereafter during which Executive continues to receive benefits under this Agreement, other than a Termination Without Cause, a Termination for Good Reason or Non-Renewal, Executive shall not directly or indirectly own, manage, operate, control, be employed by, participate in or, provide services or financial assistance to any business which directly competes with Company or any of its subsidiaries or engages in the type of business(es) principally conducted by the Company or any of its subsidiaries, except that Executive may own for investment purposes up to 5% of the capital stock of any such company.

     (b) Confidentiality. Executive agrees that, during the Employment Period and thereafter, he shall hold and keep confidential any trade secrets, customer lists and pricing or other confidential information, or any inventions, discoveries, improvements, products, whether patentable practices, methods or not, directly or indirectly useful in or relating to the business of the Company or its subsidiaries as conducted by it from time to time, as to which Executive shall at any time during the Employment Period become informed, and he shall not directly or indirectly disclose any such information to any person, firm or corporation or use the same except in connection with the business and affairs of the Company or its subsidiaries. The foregoing prohibition shall not apply to the extent such information, knowledge or data (a) was publicly known at the time of disclosure to Executive, (b) become publicly known or available thereafter other than by any means in violation of this Agreement, or (c) is required to be disclosed by Executive as a matter of law or pursuant to any court or regulatory order.

     (c) Company Property. Except as expressly provided herein, promptly following Executive's termination of employment, Executive shall return to the Company all property of the Company and its subsidiaries.

     (d) Injunctive Relief and Other Remedies with Respect to Covenants. Executive acknowledges and agrees that the covenants and obligations of Executive with respect to noncompetition, confidentiality and Company property, relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations may cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to seek an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining Executive from committing any violation of the covenants and obligations contained in this Section 6. This remedy is in addition to any other rights and remedies the Company may have at law or in equity.

     7. Miscellaneous.

     (a) Survival. Sections 4 (relating to indemnification), 5 (relating to early termination, change of control and non-renewal), 6 (relating to noncompetition, nonsolicitation and confidentiality), 7(b) (relating to arbitration), 7(c) (relating to binding effect), 7(d) (relating to full-settlement and legal expenses) and 7(n) (relating to governing law) shall survive the termination hereof.

     (b) Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. This arbitration shall be held in New York City and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be held by a panel of three arbitrators one appointed by each of the parties and the third appointed by the other two arbitrators.

     (c) Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the Company and any person or entity that succeeds to the interest of the Company (regardless of whether such succession does or does not occur by operation of law) by reason of the sale of all or a portion of the Company's stock, a merger, consolidation or reorganization involving the Company or, unless the Company otherwise elects in writing, a sale of the assets of the business of the Company (or portion thereof) in which Executive performs a majority of his services. This Agreement shall also inure to the benefit of Executive's heirs, executors, administrators and legal representatives.

     (d) Full-Settlement; Legal Expenses. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement. The Company agrees to pay, upon written demand therefor by Executive, all legal fees and expenses which Executive may reasonably incur as a result of any dispute or contest by or with the Company or others regarding the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by Executive about the amount of any payment hereunder) if Executive substantially prevails in the dispute or contest or the dispute or contest is settled, plus in each case interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code. In any such action brought by the Executive for damages or to enforce any provisions of this Agreement, the Executive shall be entitled to seek both legal and equitable relief and remedies, including, without limitation, specific performance of the Company's obligations hereunder, in his sole discretion.

     (e) Assignment. Except as provided under Section 7(c), neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party.

     (f) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein. No other agreement (other than awards made in accordance with the terms of one of the Company's applicable compensatory plans, programs or arrangements) relating to the terms of Executive's employment by the Company, oral or otherwise, shall be binding between the parties. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. Executive acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has read this Agreement and that he understands it and its legal consequences and has been advised to consult with an attorney before executing this Agreement. Executive waives any conflict of interest which may arise due to the representation by the Executive, on the one hand, and the Company, on the other hand, by Cahill Gordon & Reindel llp, its partners and associates from time to time in connection with various legal matters, including regarding this Agreement.

     (g) Severability; Reformation. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event that any of the provisions of any of Section 6 is not enforceable in accordance with its terms, Executive and the Company agree that such Section shall be reformed to make such Section enforceable in a manner which provides the Company the maximum rights permitted at law.

     (h) Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

     (i) Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by certified mail, return receipt requested, or by telecopy and shall be effective upon actual receipt by the party to which such notice shall be directed, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

                  If to the Company:

                           The Hain Celestial Group, Inc.
                           58 South Service Road
                           Melville, New York  11747
                           Attention:  Secretary

                  If to Executive:

                           Irwin D. Simon
                           c/o The Hain Celestial Group, Inc.
                           58 South Service Road
                           Melville, New York  11747

                  Copy to:

                           Cahill Gordon & Reindel llp
                           80 Pine Street
                           New York, New York  10005
                           Attention:  Roger Meltzer, Esq.

     (j) Amendments. This Agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto.

     (k) Headings. Headings to paragraphs in this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.

     (l) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     (m) Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable Federal, State or local income tax laws or similar statutes then in effect.

     (n) Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws thereof.

     IN WITNESS WHEREOF, Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed as of the day and year first above written.

                               THE HAIN CELESTIAL GROUP, INC.


                               By:    /s/ Ira J. Lamel
                                      Name:  Ira J. Lamel
                                      Title: Executive Vice President and
                                             Chief Financial Officer


                                      /s/ Irwin D. Simon
                                      Irwin D. Simon